FOR IMMEDIATE RELEASE - FINAL
Contact:
Hanif Jamal
Chief Financial Officer
Tel: 303-845-3377
Email: investors@dothill.com

Jodi Bochert
Investor Relations
Tel: 303-845-3469
Email: investors@dothill.com

Dot Hill Systems Updates Guidance for Fourth Quarter and Full Year 2014 Financial Results

•	Non-GAAP Revenue and Earnings Per Share projected to be at the higher end or to exceed previous guidance ranges

•	Expecting highest non-GAAP revenue quarter in 6 years, representing 31% sequential growth

Longmont, CO - January 8, 2015 - Dot Hill Systems Corp. (NASDAQ:HILL), a leading provider of SAN storage solutions, announced it has updated its guidance for the fourth quarter and full year of 2014. Management now expects fourth quarter non-GAAP net revenue and non-GAAP EPS to be $67 to $69 million and $0.11 to $0.13 respectively, compared to November 2014 guidance of $62 to 68 million and $0.07 to $0.12 respectively. This represents revenue growth at the mid-point of the updated guidance ranges of 31% compared to the third quarter of 2014 and 14% versus the fourth quarter of 2013. The Company now anticipates full-year 2014 non-GAAP revenue and non-GAAP EPS to be between $216.3 to $218.3 million and $0.17 to $0.19 respectively.

“At the beginning of 2014, we had signaled that we expected revenues for the year to be more back-end loaded than prior years,” stated Dana Kammersgard, chief executive officer, Dot Hill Systems. “Consistent with our strategy, revenue growth was largely due to strong traction in our Vertical Markets business in conjunction with our recently launched high density mid-range products. During the quarter, we shipped over 850 units of our performance-optimized AssuredSAN Ultra48 and almost 200 units of our capacity-optimized, NEBS Level 3 compliant AssuredSAN Ultra56 arrays.”

The Company has not completed its 2014 financial review process and related assessments. The results and conclusions of these assessments could impact actual fourth quarter and full year 2014 GAAP and Non-GAAP financial results.

The Company stated that it planned to review and present its strategy and accomplishments at several investor conferences in January, including the Sidoti Emerging Growth Institutional Investor Forum in New York City on January 12, the Annual Needham Growth Conference on January 15 in New York City, and the Noble Eleventh Annual Investor Conference, in Southern Florida on January 20.

About Non-GAAP Financial Measures

The Company’s non-GAAP financial measures exclude the impact of stock-based compensation expense, legal settlements and associated expenses, intangible asset amortization, restructuring and severance charges, charges or credits for contingent consideration adjustments, charges for impairment of goodwill and other long-lived assets, specific and significant warranty claims arising from a supplier’s defective products, the impact of our discontinued AssuredUVS software business and the effects of foreign currency gains or losses. The non-GAAP financial measures include the recognition of revenues and directly related costs associated with long-term AssuredVRA software contracts, which were deferred and amortized in the Company’s GAAP financial statements. The Company used these non-GAAP measures when evaluating its financial results as well as for internal resource management, planning and forecasting purposes. These non-GAAP measures should not be viewed in isolation from or as a substitute for the Company’s financial results in accordance with GAAP.

About Dot Hill

Leveraging its proprietary Assured family of storage solutions, Dot Hill solves many of today’s most challenging storage problems - helping IT to improve performance, increase availability, simplify operations, and reduce costs. Dot Hill’s solutions combine breakthrough software with the industry’s most flexible and extensive hardware platform and automated management to deliver best-in-class solutions. Headquartered in Longmont, Colorado, Dot Hill has offices and/or representatives in China, Germany, India, Japan, Singapore, the United Kingdom, and the United States. For more information, visit www.dothill.com

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements regarding Dot Hill’s projected financial results for the fourth quarter and full year of 2014. The risks that contribute to the uncertain nature of the forward-looking statements include, among other things: the risk that actual financial results for the fourth quarter and full year of 2014 may be different from the financial guidance provided in this press release; the risks associated with macroeconomic factors that are outside of Dot Hill’s control; the risk that projected future opportunities may never fully develop into ongoing business relationships and/or binding contractual agreements; the fact that no Dot Hill customer agreements provide for mandatory minimum purchase requirements; the risk that one or more of Dot Hill’s OEM or other customers may cancel or reduce orders, not order as forecasted or terminate their agreements with Dot Hill; the risk that Dot Hill’s new products may not prove to be popular; the risk that one or more of Dot Hill’s suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill; the risk that vertical markets’ sales may not ramp as expected; unforeseen product quality, technological, intellectual property, personnel or engineering issues and any costs that may result from such issues; and the additional risks set forth in Dot Hill’s most recent Form 10-Q and Form10-K filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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